[EXECUTION COPY]

ESCROW AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 1, 2005 (the “Effective Time”) by and among RETALIX LTD., an Israeli corporation (“Parent”); RETALIX HOLDINGS, INC., a Delaware corporation, and a wholly-owned subsidiary of Parent (“Buyer”); the persons listed on Exhibit 1.1 hereto (each a “Seller” and collectively, the “Sellers”); and U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as escrow agent of the Escrow Fund (as defined below) (in such capacity, the “Escrow Agent”). Parent, Buyer and Sellers’ Committee are each referred to herein as an “Interested Party” and are collectively referred to herein as the “Interested Parties.”

A.        Parent, Buyer, TCI Solutions, Inc. (“TCI”), and Sellers have entered into a Stock Purchase Agreement dated as of April 1, 2005 (as the same may be amended, the “Stock Purchase Agreement” capitalized terms used herein without definition shall have the meaning assigned thereto in the Stock Purchase Agreement) setting forth certain terms and conditions pursuant to which Buyer shall acquire shares of capital stock of TCI Solutions, Inc., a Delaware corporation, from Sellers.

B.        Pursuant to Section 2.2 of the Stock Purchase Agreement, a portion of the Purchase Price is to be held in escrow by the Escrow Agent to secure certain indemnification obligations of Sellers to Buyer and Parent under Article 11 of the Stock Purchase Agreement in accordance with the terms and conditions set forth therein and herein.

NOW THEREFORE, in consideration of the foregoing and for the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	ESTABLISHMENT OF ESCROW FUND

1.1	Deposit of Cash and Shares.

(a) Parent agrees that within 10 days after the Closing Date it shall deliver in escrow to the Escrow Agent on Buyer’s behalf 95,093 shares of Parent’s Common Stock valued at $2,282,232 based on the Average Closing Price, which shares shall be evidenced by certificates registered in the name of the Sellers in accordance with their allocation percentages (the “Allocation Percentages”) set forth on Exhibit 1.1 hereto (such shares, together with any additional shares issued to the registered holders thereof in accordance with this Agreement, the “Escrow Shares”).

(b) Parent agrees that on the Closing Date it shall deliver in escrow to the Escrow Agent on Buyer’s behalf by wire transfer to the account of the Escrow Agent $1,717,750 in immediately available funds (such funds, the “Escrow Cash”, and together with the Escrow Shares, the “Escrow Funds”).

(c) Escrow Agent agrees to accept delivery of the Escrow Funds and to hold such Escrow Funds in escrow, and to release the Escrow Funds from escrow, in accordance with the terms and provisions of this Agreement.

(d) Each Seller agrees that on the Closing Date such Seller shall deliver in escrow to the Escrow Agent two stock powers executed in blank bearing signature guarantees. The Escrow Agent shall at any time be entitled to request in writing from any Seller additional stock powers executed in blank bearing signature guarantees. If the Escrow Agent is not in timely receipt of the aforementioned stock powers to be delivered on the Closing Date, or any stock powers requested by the Escrow Agent thereafter, then Sellers shall indemnify and hold the Escrow Agent harmless as to any liability incurred by it by reason of its not having received the necessary stock powers in order to carry out its duties and obligations under this Agreement, and to reimburse the Escrow Agent for all of its cost or expenses, including, among other things, counsel fees and expenses reasonably incurred by reason of its duties hereunder.

1.2	Dividends, Distributions and Rights of Ownership of Escrow Shares.

(a) So long as the Escrow Shares are held in escrow, any and all shares of Parent’s capital stock resulting from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to the Escrow Shares shall be delivered to the Escrow Agent, registered in the name of the person or entity to whom those shares would have been registered had they been issued on the date of this Agreement and such shares shall constitute Escrow Shares.

(b) So long as the Escrow Shares are held in escrow, each registered holder thereof shall have the right to vote its respective Escrow Shares and be able to exercise all other incidents of ownership of such Escrow Shares, not inconsistent with the terms and conditions of this Agreement, and any and all cash dividends, dividends payable in property or other distributions of any kind (except for the shares contemplated in Section 1.2(a)) made in respect of such Escrow Shares shall be distributed on the distribution date pertaining thereto by Parent to the Escrow Agent, and such cash or other property shall be deemed to constitute Escrow Cash.

1.3 No Encumbrance. None of the Escrow Funds or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any party hereto prior to the release thereof from escrow in accordance with Section 3.

1.4 Power to Transfer Escrow Cash and Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Cash or Escrow Shares in accordance with the terms and provisions of this Agreement.

1.5 Investment of Escrow Cash. The Escrow Agent shall maintain the Escrow Cash in one or more interest-bearing accounts. During the term of this Agreement, the Escrow Cash shall be invested and reinvested by the Escrow Agent, in one or more of the investments set forth on Exhibit 1.5 to the extent permitted by law and as directed in writing by the Sellers’ Committee. The Escrow Agent shall have the right to liquidate any such investments in order to provide funds necessary to make required payments under this Agreement. Neither the Escrow Agent, Parent nor Buyer shall have any liability for any loss sustained as a result of any investment made pursuant to the written direction of the Sellers’ Committee or as a result of any liquidation of any such investment prior to its maturity, or for the failure of the Sellers’ Committee to give the Escrow Agent written directions to invest or reinvest the Escrow Cash. All interest and other income earned by the investment, reinvestment and/or deposit of the Escrow Cash in accordance with this Section 1.5 shall be deemed to be part of the Escrow Cash.

1.6 Accounting. The Escrow Agent shall supply a written account to the Interested Parties on or before the last business day of each month prior to the termination of this Agreement in which there is cash in the Escrow Funds, listing all transactions and interest accrued with respect to such Escrow Funds during the immediately preceding month, provided, however, unless specifically requested by one or more Interested Parties, such monthly written account need not be supplied if no transactions were conducted, and no interest accrued on the Escrow Funds, during such immediately preceding month.

1.7 Taxation. The Escrow Agent shall act as agent to the Sellers and will make all appropriate tax filings and withhold all required amounts from distributions thereto. All amounts earned in the Escrow Fund shall be taxed in the hands of the applicable Sellers. Each Seller hereby agrees to provide the Escrow Agent with its certified tax identification number by signing and returning a Form W-9 (or a Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon execution and delivery of this Agreement. Each Seller understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Cash. Each Seller agrees (i) to assume any and all obligations now or hereafter imposed upon it by any applicable tax law with respect to any payment from or distribution of the Escrow Fund or performance of other activities under this Agreement, and to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges applicable to it, (ii) to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable to it as a result of this Agreement, and (iii)  to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent, on its account, on account of or relating to the Escrow Fund, the management established hereby, any payment from or distribution of the Escrow Fund pursuant to the terms hereof or other activities performed hereunder, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

2. RESOLUTION OF CLAIMS

2.1 Indemnification Obligations.

(a)               Sellers acknowledge and agree that, subject to the terms and provisions of this Agreement, the Escrow Funds shall serve as the sole source of payment for any indemnity obligations arising under Section 11.2(a) (other than subsection (ii) thereto) of the Stock Purchase Agreement. Notwithstanding the foregoing, the aggregate amount of indemnity obligations arising pursuant to Sections 11.2(a)(i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) of the Stock Purchase Agreement for which Escrow Funds shall serve as a source of payment shall not exceed $3,435,500. Escrow Funds in excess of such amount shall be used solely to satisfy any indemnification obligations arising under Section 11.2(a)(v) of the Stock Purchase Agreement.

(b)               Payment for any amount determined to be owing to Parent or Buyer under such indemnity obligations (“Damages”) and, without duplication, any award of attorneys’ fees and charges owing to Parent or Buyer pursuant to Section 2.3(c)(iii) of this Agreement (a “Prevailing Party Award”) may, subject to the terms and provisions of Sections 2.1, 2.2 and 2.3, be made by the release from escrow and delivery to Parent (each such payment, an “Escrow Adjustment”), of Escrow Funds equal to the sum of Damages plus any Prevailing Party Award, which amount shall, in the case of obligations arising pursuant to Sections 11.2(a)(i), (ii), (iii), (iv), (vi), (vii) and (viii) of the Stock Purchase Agreement, be comprised of equal amounts of Escrow Cash and Escrow Shares (valued at the closing price of Parent common stock on the day prior to release), and in the case of obligations arising pursuant to Section 11.2(a)(v) of the Stock Purchase Agreement, be comprised solely of Escrow Cash until all Escrow Cash is exhausted and then from Escrow Shares.

2.2 Notice of Claims.

(a) Parent or Buyer, as the case may be (such notifying party, the “Claimant”), shall give the Sellers’ Committee written notice of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Stock Purchase Agreement (a “Claim”) and the amount thereof and shall provide a copy of such notice to the Escrow Agent. Each notice of a Claim for which Claimant seeks an Escrow Adjustment hereunder (a “Notice of Claim”) shall be delivered on or before the Second Release Date (as defined in Section 3.1(a)) unless such Claim is pursuant to Section 11.2(a)(v) of the Stock Purchase Agreement, in which case such Claim shall be delivered on or before the Initial Release Date. Each Claim shall be deemed to be a Contested Claim unless it becomes an Uncontested Claim pursuant to Section 2.3.

(b) Notwithstanding any provision of this Agreement to the contrary, Parent shall at any time after the date hereof be entitled to make a Claim in the amount of $100,000 to cover transaction expenses indemnified pursuant to Section 11.2(a)(vi) of the Stock Purchase Agreement, which Claim shall be deemed to be an Uncontested Claim and shall be payable pursuant to Section 3.2(a) (but payable solely in Escrow Cash) upon receipt by the Escrow Agent of a Demand identifying such Claim as the Claim made pursuant to this Section 2.2(b).

2.3 Resolution of Claims. Each Notice of Claim shall be resolved as follows:

(a) Uncontested Claims. In the event that the Sellers’ Committee does not contest a Notice of Claim (an “Uncontested Claim”) in writing within fifteen (15) days after such Notice of Claim was given thereto, the Claimant may deliver to the Escrow Agent, with a copy to the Sellers’ Committee, a written demand (a “Demand”) stating that such Notice of Claim has been given in accordance with this Agreement and that no notice of contest has been received from the Sellers’ Committee during the period specified herein and further setting forth the amount of the proposed Escrow Adjustment (which shall not exceed the amount of the Claim set forth in the Notice of Claim) to be made in accordance with this Section 2.3(a). Any such Escrow Adjustment shall be distributed to Parent. If the Sellers’ Committee does not contest the Claim within the fifteen (15) day period set forth above its right to object to such Claim shall expire.

(b) Contested Claims. If the Sellers’ Committee gives written notice to the Claimant and the Escrow Agent contesting all or a portion of any Notice of Claim (a “Contested Claim”) within fifteen (15) days following the date upon which said Notice of Claim was given to the Sellers’ Committee, then (i) if the applicable Claim arose as the result of one or more third party claims against Claimant in a litigation or arbitration, then such Claim (and any resulting Escrow Adjustment) shall await the final decision, award or settlement of such litigation or arbitration, and (ii) if the applicable Claim arose directly between Parent or Buyer on the one hand and Sellers on the other hand, including any disputes regarding performance or nonperformance of a party’s obligations under this Agreement (“Arbitrable Claims”), then such Claim (and any resulting Escrow Adjustment) shall be settled in accordance with Section 2.3(c), provided, any portion of such Claim that is not contested or is subsequently settled by Claimant and Sellers’ Committee shall be deemed to constitute an Uncontested Claim.

(c) Arbitration.

(i)                Arbitration Rules. Any Arbitrable Claim, and any dispute between any of the Interest Parties under this Agreement, shall be submitted to final and binding arbitration as provided in Section 11.8 of the Stock Purchase Agreement. In the event that the Escrow Agent institutes an action for interpleader in accordance with Section 4.5 as a result of a dispute between the parties, the parties hereby agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or any dispute pursuant to Section 2.3(b).

(ii)              Binding Effect. The final decision of the arbitrator shall be furnished in writing to the Escrow Agent, and the Interested Parties and will constitute a conclusive determination of the issue in question, binding upon the Interested Parties. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. If the award or decision of the arbitrator concludes that Escrow Cash and Escrow Shares are to be released to any Claimant either in satisfaction of Damages or as Prevailing Party Awards, the arbitrator shall specify the amount of Escrow Cash and number of Escrow Shares to be so released to such Claimant either in the arbitrator’s final award or decision or a supplementary report or finding. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

(iii)              Compensation of Arbitrator. The arbitrators will be compensated for their services as provided in Section 11.8 of the Stock Purchase Agreement and any expense allocated by such arbitrators against the Sellers shall be deemed to constitute an Uncontested Claim, and if a Demand is issued with respect thereto, shall be satisfied by an Escrow Adjustment in accordance with Section 3.2(b).

(iv)              Terms of Arbitration. No arbitrator chosen in accordance with the terms of this Agreement and the Stock Purchase Agreement shall have the power to alter, amend or otherwise affect the terms and provisions hereof or thereof or any other documents executed in connection herewith or therewith.

(v)             Exclusive Remedy. Arbitration or mediation under this Section 2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Agreement.

2.4 Sellers’ Committee. Each Seller agrees that all matters pertaining to the Escrow Shares and Escrow Cash shall be handled on their behalf exclusively by Sellers’ Committee, and the Escrow Agent shall, with respect to all matters pertaining thereto, act solely upon the instruction of the Sellers’ Committee and without further inquiry to any of the Sellers.

3. RELEASES FROM ESCROW

3.1	Release of Escrow Funds to Sellers.

(a) Not more than ten days after the last date in which a stockholder of TCI may request appraisal rights in connection with merger contemplated by the Merger Agreement (the “Initial Release Date”) the Interested Parties shall jointly prepare, execute and deliver written notice to the Escrow Agent (such notice, the “Initial Release Notice”) of the amount (the “Initial Release Amount”) of Escrow Funds to be released from escrow. In connection with such release event, the Interested Parties shall make a good faith effort to agree upon the amount of Escrow Funds which should be reserved for potential indemnification Claims arising pursuant to Section 11.2(a)(v) of the Stock Purchase Agreement. The “Initial Release Amount” shall be an amount equal to (i) $564,500, less the amount underlying all Claims made or potential Claims that could be made pursuant to Section 11.2(a)(v) (as agreed to by the Interested Parties) of the Stock Purchase Agreement; provided, however, such Initial Release Amount shall be reduced to the extent necessary to maintain in escrow immediately following such release, not less than 71,573 shares of Escrow Shares (adjusted for stock splits, stock dividends, recapitalizations and similar events) and the remaining Escrow Cash. Upon receipt of such an Initial Release Notice, the Escrow Agent shall on the next business day thereafter and subject to the limitations set forth herein, release from escrow and deliver (by first class mail, registered mail or overnight courier service) to Sellers in accordance with the Allocation Percentage, remaining Escrow Shares equal in value to the Initial Release Amount (valued at the closing price of Parent common stock on the day prior to preparation of the Initial Release Notice). Escrow Funds shall be released by the Escrow Agent on the Initial Release Date only if it has received an Initial Release Notice signed by the Interested Parties. Under no circumstances shall Escrow Cash be released to Sellers on the Initial Release Date.

(b) Not more than ten days after the first anniversary of the Closing Date (the “Second Release Date”) the Interested Parties shall jointly prepare, execute and deliver written notice to the Escrow Agent (such notice, the “Second Release Notice”) of the amount (the “Second Release Amount”) of Escrow Funds to be released from escrow (including the calculations upon which such amount is based), which amount shall be an amount equal to the remaining Escrow Funds, less the sum of (i) the aggregate underlying amount of all pending Contested Claims and Uncontested Claims and, without duplication, (ii) the unpaid amount deliverable to Parent in satisfaction of Uncontested Claims or Contested Claims which have been settled by the Interested Parties on or before the date the Release Notice is prepared. Provided it has received such a Second Release Notice, the Escrow Agent shall, on the next business day thereafter, release from escrow and deliver (by first class mail, registered mail or overnight courier service) to the Sellers in accordance with their Allocation Percentages, Escrow Funds equal to the Second Release Amount which amount shall be comprised to the extent possible of equal proportions of Escrow Cash and Escrow Shares (valued at the closing price of Parent common stock on the day prior to preparation of the Second Release Notice). No Escrow Funds shall be released by the Escrow Agent to any Seller on the Second Release Date if it has not received a Second Release Notice.

(c) The Sellers agree that the fees and expenses of legal counsel retained by the Sellers’ Committee on behalf of Sellers may be paid, at the Sellers’ Committee election, by the Escrow Agent on behalf of the Sellers by deducting an amount equal to such fees and expenses from the Escrow Cash otherwise distributable to the Sellers hereunder on the Initial Release Date or Second Release Date, as the case may be.

(d) The inability of the Interested Parties to agree on and jointly prepare, execute and deliver the Initial Release Notice and/or the Second Release Notice shall also be an Arbitrable Claim that is subject to resolution pursuant to Section 2.3(c) of this Agreement.

3.2 Release of Escrow Cash and Escrow Shares to Parent.

(a) Upon receipt of any Demand for any Claim for which the Escrow Agent has not received written notice of a contest from the Sellers’ Committee in accordance with Section 2.3(b), the Escrow Agent shall release from escrow and deliver to Parent within three business days after the expiration of the period in which such Demand could be contested, Escrow Funds equal to the amount of the Escrow Adjustment.

(b) Upon the receipt by Escrow Agent of (i) a settlement agreement executed by the applicable Claimant and Sellers’ Committee setting forth a resolution of any Contested Claim and the corresponding Escrow Adjustment or (ii) a written notice from the applicable Claimant (a “Claimant Distribution Notice”) attaching a copy of the final award or decision by an arbitrator of a Contested Claim submitted thereto in accordance with Section 2.3(c) and setting forth the Escrow Adjustment (Claimant shall at the same time provide a copy of the Claimant Distribution Notice to Sellers), the Escrow Agent shall, on the next business day following receipt of such settlement agreement or Claimant Distribution Notice, as applicable, release to Parent the Escrow Funds specified in the Escrow Adjustment, which amount shall be comprised to the extent possible of equal amounts of Escrow Cash and Escrow Shares (valued at the closing price of Parent common stock on the day prior to release) and, if the Second Release Date has occurred, and there are no remaining Contested Claims, release the remaining Escrow Funds (less the amount underlying any Uncontested Claims remaining unpaid) from escrow and deliver (by first class mail, registered mail or overnight courier service) the same to the Sellers in accordance with their Allocation Percentages.

(c) Notwithstanding any provision of this Agreement to the contrary, in determining Damages, Claimant shall take into account the provisions of Section 11.3 of the Stock Purchase Agreement.

3.3 Fractional Escrow Shares; Allocations. Notwithstanding any provision of this Agreement to the contrary, in lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded down to the nearest whole Escrow Share. In the event any release of Escrow Funds is to be comprised of equal amounts of Escrow Cash and Escrow Shares pursuant to the terms of this Agreement and there is insufficient Escrow Cash or Escrow Shares to make such an equal allocation, then Escrow Cash or Escrow Shares, as the case may be, shall be released in lieu thereof to satisfy such deficiency.

4. ESCROW AGENT

4.1 Duties. The duties and responsibilities of the Escrow Agent hereunder shall be entirely administrative and not discretionary and shall be determined solely by the express provisions of this Agreement and no duties shall be implied. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

4.2 Legal Opinions. As to any questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the instruction of Parent and Sellers’ Committee or the opinions given to the Escrow Agent by its outside or inside counsel and shall be free of liability for acting or refraining from acting in reliance on such opinions.

4.3 Receipts and Releases. The Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

4.4 Refrain from Action. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute among any Interested Parties as to any material facts or as to the happening of any event precedent to such action.

4.5 Interpleader. If any controversy among the Interested Parties or among any Interested Party and any third-party arises with respect to this Agreement, the Escrow Agent shall not be required to determine the same or to take any action with respect thereto, but in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and shall not be liable for the taking or the failure to take either such course of action.

4.6 Other Provisions. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction, request or other document furnished to it hereunder and believed by it, in good faith, to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request or other document or the genuineness and authorization of any signature or purported signature of any Interested Party thereon. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct was the primary cause of a loss to an Interested Party. In the administration of this Agreement, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take any other actions that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

5. INDEMNIFICATION

5.1 Waiver and Indemnification. The Interested Parties agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Escrow Agent. The Interested Parties further agree, jointly and severally, to indemnify and hold Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. In addition, to and not in limitation of the immediately preceding sentence, the Interested Parties also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Agreement, provided the Escrow Agent has not acted with gross negligence, willful neglect or bad faith. The provisions of this Section 5.1 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

5.2 Conditions to Indemnification. In case any litigation is brought against the Escrow Agent in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to each of the Interested Parties, and the Interested Parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation with counsel reasonably satisfactory to the Escrow Agent; provided that failure of the Escrow Agent to give that notice shall not relieve such Interested Parties from any of their obligations under this Section 5 unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The Interested Parties shall not be liable for any settlement without their respective consents.

6. ACKNOWLEDGMENT BY THE ESCROW AGENT

By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and agrees to carry out the provisions of this Agreement which are applicable to it.

7. RESIGNATION OR REMOVAL OF ESCROW AGENT; SUCCESSOR

7.1 Resignation and Removal.

7.1.1 Notice. The Escrow Agent may resign as such by giving not less than thirty (30) days’ advance written notice of such intent to the Interested Parties. The Escrow Agent may be removed by giving the Escrow Agent not less than thirty (30) days’ advance written notice of such intent signed by Parent and Sellers’ Committee. In either case, the duties of the resigning or removed Escrow Agent shall terminate upon the appointment and acceptance of its successor in accordance with the terms of this Agreement, but in no event shall such termination occur sooner than thirty (30) days following the date of the notice of such resignation or removal, unless otherwise agreed to by the parties hereto.

7.1.2 Successors. In the event the Escrow Agent shall resign or shall be removed pursuant to Section 7.1.1, a successor Escrow Agent shall be appointed by the Interested Parties as evidenced by a written notice signed by Parent and Sellers’ Committee and filed with the existing Escrow Agent. If the Interested Parties are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Escrow Agent, at the expense of the Interested Parties, may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Each successor Escrow Agent shall execute, acknowledge and deliver to its predecessor, and also to the Interested Parties, an instrument in writing accepting such appointment hereunder, whereupon, subject to Section 7.1.1, the predecessor Escrow Agent shall deliver the balance of the Escrow Fund then its possession to such successor which shall immediately, without any further act, become Escrow Agent hereunder, fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor.

7.4 Release. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Fund, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement that may arise and accrue thereafter.

7.5 Successors. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent hereunder without further act.

8. FEE

The Escrow Agent will be paid by Parent for services and expenses hereunder in accordance with the fee schedule attached hereto as Exhibit 8. In the event that the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Agreement are not promptly fulfilled, or the Escrow Agent is required to render any service not provided for in this Agreement and fee schedule, or there is any assignment of the interests of this Agreement or any modification hereof, the Escrow Agent shall be entitled to reasonable compensation, one-half from Parent and one-half from Sellers, for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys fees and expenses.

9. TERMINATION; DEFICIENCY CLAIMS

This Agreement and the escrow created hereby shall terminate following Escrow Agent’s delivery, and Parent’s and Buyer’s release of all remaining Escrow Cash and Escrow Shares pursuant to Section 2 or 3 of this Agreement. In the event that the value of the Escrow Cash and Escrow Shares released to Parent pursuant to the provisions of this Agreement is insufficient to pay in full to Parent the total amount of the Damages and Prevailing Party Awards to which it and Buyer is entitled, Parent and Buyer shall be entitled to pursue its remedies for any such deficiency to the extent permitted pursuant to Section 11.6 of the Stock Purchase Agreement; provided, that no party hereto in connection with any such action may contest any Uncontested Claim or any Contested Claim that has been resolved in accordance with the provisions of this Agreement.

10. MISCELLANEOUS PROVISIONS

10.1 Parties in Interest. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

10.2 Entire Agreement. This Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

10.3 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Parent or Buyer, to: Danny Moshaioff Retalix, Ltd. 10 Zarhin Street, Corex House 43000, Ra’anana, Israel Telecopy: +972-9-744-4756	with a copy to: Harvey E. Bines, Esq. Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telecopy: (617) 338-2880

if to the Escrow Agent, to: Alison D.B. Nadeau U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110 Telecopy: (617) 603-6683

if to Sellers’ Committee, to: Argentum Capital Partners, L.P. 60 Madison Avenue, Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294	with a copy to: William J. Simpson, Esq. Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626 Telecopy: (714) 979-1921

and to:

Mark Koulogeorge

MK Capital

1033 Skokie Blvd., Suite 430

Northbrook, IL 60062

Facsimile No.: (___) _________

and to:

Innocal II, L.P.

600 Anton Blvd., Suite 1270

Costa Mesa, CA 92626

Facsimile No.: (208) 726-1191

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.3.

10.4 Changes. The terms of this Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Parent, Sellers’ Committee and the Escrow Agent.

10.5 Severability. If any term or provision of this Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.6 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.7 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

10.8 Governing Law. This Agreement shall be construed and controlled by the laws of the State of Delaware without regard to the principles of conflicts of laws. Each of the Interested Parties consents to jurisdiction and venue in the courts of the State of Delaware or the federal courts of the State of Delaware.

10.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

10.10 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RETALIX LTD.
By: /S/ Barry Shaked
Name: Barry Shaked
Title: President and Chief Executive Officer

RETALIX HOLDINGS, INC.
By: /S/ Barry Shaked
Name: Barry Shaked
Title: President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION
By: /S/ Alison D.B. Nadeau
Name: Alison D. B. Nadeau Title: Vice President

SELLERS: ENVIRONMENTAL & INFORMATION TECHNOLOGY PRIVATE EQUITY FUND III, a civil partnership with limitation of liability established under the laws of the Federal Republic of Germany

By: Infrastructure and Environmental Private Equity Management, L.L.C., Its General Partner
By: First Analysis IEPEF Management Company, III, L.L.C., A Member

By: Mark Koulogeorge, A Member

By: /S/ Mark Koulogeorge Name: Title:

Address: The Sears Tower Suite 9500 233 South Wacker Drive Chicago, Illinois 60606 Attn: ____________ Facsimile No.: (312) 258-0334

INFRASTRUCTURE AND ENVIRONMENTAL PRIVATE EQUITY FUND III, L.P.

By: Infrastructure and Environmental Private Equity Management, L.L.C., Its General Partner

By: First Analysis IEPEF Management Company, III, L.L.C., A Member

By: Mark Koulogeorge, A Member

By: /S/ Mark Koulogeorge Name: Title:

Address: The Sears Tower Suite 9500 233 South Wacker Drive Chicago, Illinois 60606 Attn: Facsimile No.: (312) 258-0334

ARGENTUM CAPITAL PARTNERS, L.P.

By: B.R. Associates, Inc, its General Partner

By: /S/ Daniel Raynor

Name: Daniel Raynor Title: Chairman

Address: 60 Madison Avenue Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294

ARGENTUM CAPITAL PARTNERS II, L.P.

By: Argentum Partners II, L.L.C., its General Partner

By: Argentum Investments, L.L.C., its Managing Member

By: /S/ Daniel Raynor Daniel Raynor, Managing Member

Address: 60 Madison Avenue Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294

TCI ACPII LIMITED PARTNERS, L.P.

By: Argentum Investments, L.L.C., its Managing Member

By: /S/ Daniel Raynor Daniel Raynor, Managing Member

Address: 60 Madison Avenue Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294

GUARANTEE & TRUST CO., TTEE DANIEL RAYNOR GTC IRA

By: /S/ Daniel Raynor Name: Daniel Raynor Title:

Address: 60 Madison Avenue Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294

/S/ Mark Koulogeorge MARK KOULOGEORGE

Address: ______________________ ______________________ ______________________ Facsimile No.: (___) _________

INNOCAL II, L.P.

By: InnoCal Management II, L.P.

Its: General Partner

By: /S/ James E. Houlihan

Name: James E. Houlihan III

Its: Managing Director

Address:

600 Anton Blvd., Suite 1270

Costa Mesa, CA 92626

Facsimile No.: (208) 726-1191

PRODUCTIVITY FUND IV, L.P.

By: First Analysis Management Company IV L.L.C., its General Partner By: First Analysis Venture Operations and Research, L.L.C., Managing Member By: /S/ Mark Koulogeorge Name: Title:

Address: The Sears Tower Suite 9500 233 South Wacker Drive Chicago, Illinois 60606 Attn: Facsimile No.: (312) 258-0334

PRODUCTIVITY FUND IV ADVISORS FUND, L.P.

By: First Analysis Management Company IV, L.L.C. Its: General Partner

By: First Analysis Venture Operations & Research, L.L.C. Its: Management Member

By: /S/ Mark Koulogeorge Name: Mark Koulogeorge Its: Member
Address: The Sears Tower Suite 9500 233 South Wacker Drive Chicago, Illinois 60606 Attn: Facsimile No.: (312) 258-0334

BLUE CHIP CAPITAL FUND IV LIMITED PARTNERSHIP

By: Blue Chip Venture Company, Ltd.
By: /S/ Todd Gardner Todd G. Gardner, Director

Address: c/o Blue Chip Venture Company, Ltd. 1100 Chiquita Center 250 East Fifth Street Cincinnati, Ohio 45202 Facsimile No.: 513-723-2615

TCI ACPII LIMITED PARTNERS, L.P.

By: Argentum Investments, L.L.C., its Managing Member

By: /S/ Daniel Raynor Daniel Raynor, Managing Member

Address: 60 Madison Avenue Suite 701 New York, New York 10010 Attn: Daniel Raynor Facsimile No.: (212) 949-8294

SELLERS’ COMMITTEE
By: /S/ Mark Koulogeorge Mark Koulogeorge
By INNOCAL II, L.P. By: InnoCal Management II, L.P. Its: General Partner By: /S/ James Houlihan James E. Houlihan III Managing Director

By: ARGENTUM CAPITAL PARTNERS, L.P. By: B.R. Associates, Inc, General Partner By: /S/ Daniel Raynor Daniel Raynor Chairman

Exhibit 1.1

Escrow Shares/Sellers

Shares to be Issued to TCI Shareholders	Cert. 1	Cert. 2

Environmental & Information Technology Private Equity Fund III	2,166	712
Infrastructure & Environmental Private Equity Fund III, L.P.	8,664	2,847
Productivity Fund IV, L.P.	13,527	4,445
Productivity Fund IV Advisors Fund, L.P.	520	171
Argentum Capital Partners, L.P.	2,612	858
Argentum Capital Partners II, L.P.	13,954	4,586
TCI ACPII Limited Partners, L.P.	3,297	1,084
Innocal II, L.P.	12,735	4,185
Blue Chip Capital Fund IV Limited Partnership	10,743	3,530
Mark Koulogeorge	3,119	1,025
CGM IRA Custodian FBO Daniel Raynor	236	77

The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibit 1.5	Permitted Investments
Exhibit 8	Schedule of Fees